EXHIBIT 99.1

SYNERGY RESOURCES ANNOUNCES INCREASED POSITION IN NE WATTENBERG EXTENSION AREA AND PROVIDES OPERATIONS UPDATE

PLATTEVILLE, CO -- (Marketwired) -- 02/18/15 -- Synergy Resources Corporation (NYSE MKT:SYRG)(the "Company") announced that on February 12, 2015 it amended its Exploration Agreement with Vecta Oil & Gas, Ltd. (Vecta) dated March 1, 2013; whereby Vecta will convey assignments for an undivided 30% working interest in leasehold within the DJ Basin Greenhorn AMI as defined by the Agreement covering approximately 10,000 net acres.  This will increase Synergy's position in the NE Wattenberg Extension Area to over 38,000 net acres and increase its working interest to 65% in the DJ Basin Greenhorn AMI with Vecta.   In consideration of the leasehold delivered by Vecta, Synergy has agreed to pay Vecta $250 per acre payable in Synergy's common stock based on the 20 day average price of the shares as of February 20, 2015.   The conveyed leases will carry an 80% Net Revenue Interest.  Synergy and Vecta have further agreed to procure seismic data, on a pro rata ownership basis, to apply to exploratory horizontal drilling on the DJ Basin Greenhorn AMI.  The first well is expected to spud no later than May 31st, 2015 and Synergy will be the operator of record.  Ed Holloway, co-CEO of Synergy, commented "We are encouraged with the data our core samples revealed regarding the potential of the Greenhorn formation and pleased to have reached this agreement with Vecta to increase Synergy's working interest in the AMI.  We look forward to taking the final steps in preparation of drilling the initial Greenhorn exploration well later this spring and to keeping our shareholders apprised of our progress."

OPERATIONS UPDATE

Synergy is finalizing the completion schedule for its 29 wells previously drilled, commencing mid- to late-March with the 13 wells on the Kiehn/Weis Pad.  These wells are on the western flank of the Wattenberg Field where gathering line pressures have been lower and midstream-processing capacity has been more conducive to efficient well production than in the northern section of the field.  Synergy plans to begin the completion of the 8 Geis and 8 Weideman wells in May and bring the wells into production by mid-June and late-July, respectively.  The Wiedeman pad includes 4 Extended Reach Lateral wells which will take longer to complete.  The Company expects the Geis and Weideman wells will be brought into production after midstream processing capacity in the area is enhanced with the startup of the Lucerne II plant in May.

Synergy is utilizing sliding sleeve completion designs on 19 of the aforementioned wells, and will use plug and perf completions for the remaining 10 wells.  Of the 10 plug and perf designs, 4 will be utilized on the Extended Reach Lateral (ERL) wells located on the Wiedeman pad.  The 29 wells are comprised of 19 Niobrara wells, including a well targeting the Niobrara A bench, and 10 Codell wells.

Drilling on the 11 well Cannon Pad is progressing as planned.  The drilling plan comprises 6 Codell wells and 5 Niobrara wells.  The completion plan contemplates utilizing sliding sleeves in all the wells.  A batch drilling process is being utilized and surface casing has been set on all eleven wells.  The rig is currently drilling the lateral section on the third well.  Synergy plans to finish drilling the Cannon wells by late May and begin the completion phase in June.
Synergy feels that if all 40 wells are on line before its fiscal year end at August 31st, its production exit rate could exceed 13,000 BOED, as previously guided.

Craig Rasmuson, COO of Synergy, remarked "We have made significant progress in reducing drilling and completion costs.  We believe we can achieve total well costs for the Cannon wells, using a sliding sleeve completion design, to range between $3.1 million and $3.6 million per well, depending on the number of stages in each well and the type of completion fluid utilized.  For the 29 wells that we drilled last year, we incurred higher drilling costs and we believe the total costs will range between $3.4 to $3.8 million per well for the standard length laterals depending on if sliding sleeves or plug and perf completions are used."

"We have experienced about 10% higher costs in developing our municipal acreage due to an increased need for noise reduction and post drilling landscaping.  However, we are in discussions with midstream companies who have plans to construct centralized oil pipeline and gathering infrastructure near some of our municipal acreage, which could mitigate both the size of production facilities and truck traffic, while also leading to lower costs in the future."

Rasmuson continued, "We are still facing challenges with midstream constraints in our northern Wattenberg area, but we are making progress in managing our pads in the area, and we have recently experienced improvements in production on both the Kelly Farms and Weld 152 pads.  Construction has commenced on the Kelly Farms 8 inch gathering line and we hope to see further improvement in performance from these wells when the connection is completed.  Despite these midstream issues affecting the Kelly Farms and Weld 152 wells, we are pleased with the rates of production which have averaged 290 BOED per well over the first six months on Kelly Farms and 385 BOED per well over the first ninety days on Weld 152.  These rates include many days in December and January where the wells were shut in due to high line pressures and other midstream restrictions.  Overall, our production growth in fiscal 2015 remains robust."

ABOUT SYNERGY RESOURCES CORPORATION

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements other than statements of historical facts included in this press release regarding our financial position, business strategy, plans and objectives of management for future operations and industry conditions, and are forward-looking statements. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as "estimate," "project," "predict," "believe," "expect," "anticipate," "target," "plan," "intend," "seek," "goal," "will," "should," "may" or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which Synergy conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, the ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting the Company's operations.

These forward-looking statements are based on current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Synergy's control.

CONTACT:

Investor Relations Contact:
Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel (303) 840-8166

Company Contact:
Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073
Source: Synergy Resources Corporation